                                                                    Exhibit 11.1


                          Earnings Per Share Statement

                                                     Primary & Fully Diluted
                                                     -----------------------
Net income                                                 $    40,000

Preferred dividends                                           (149,000)
                                                           -----------

Net (loss) attributable to common
       shareholders                                        $  (109,000)
                                                           ===========

Weighted average shares outstanding                          2,460,258

Dilutive effect of common stock
       equivalents                                                 --

Contingent share issuances                                     412,000
                                                           -----------

Total weighted shares outstanding                            2,872,258
                                                           ===========

Earnings (loss) per share                                  $      (.04)
                                                           ===========